Exhibit 99.1

January 28, 2003

Endocardial Solutions Reports 2002 Earnings Results

Total Revenue Up 14.7% Over 2001

4th Quarter Revenue $6.1M

EnSite NavX® 510(k) Submitted to FDA

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the fiscal year ended December 31, 2002 of $26,265,155, compared with $22,893,306 for fiscal year  ended December 31, 2001.  Revenue for the fourth quarter in 2002 was $6,116,619, compared to $6,895,802 in the fourth quarter of 2001, a decrease of 11.3%.  The Company’s net loss for 2002 was ($9,961,455), or ($.61) per share, as compared with a net loss of ($8,479,043) in 2001, or ($.60) per share.  The net loss in the fourth quarter of 2002 was ($3,118,988), or ($.19) per share compared with a net loss of ($1,531,890), or ($.10) per share, for the same period in 2001.

Revenue from the sale of EnSite® catheters in 2002 was $14,800,305, an increase of 34.7% over 2001.  Revenue from the sale of EnSite 3000® Systems was $10,387,710, a decrease of 9.6% over 2001.  The Company’s fourth quarter and 2002 revenue does not include 10 EnSite Version 3.2 Systems that were sold to an international distributor of the Company in the fourth quarter pursuant to a binding purchase agreement.  Although these 10 EnSite Systems were shipped in the fourth quarter, the Company, in consultation with its public accountants, deferred recognition of the revenue from this transaction because the distributor has not yet received approval to sell EnSite Version 3.2 Systems in the distributor’s territory.  The Company expects to recognize the revenue from this transaction in early 2003.

The Company also sold approximately 85 extended warranties with hardware upgrades during the third and fourth quarters of 2002, for EnSite Systems previously installed, which collectively represents approximately $1.2 million of revenue that will be partially recognized as these EnSite systems are upgraded to EnSite Version 4.0 (which includes EnSite NavX), with the remainder to be recognized over the applicable warranty period.  In mid-January the Company filed the 510(k) notification seeking approval from the FDA to market and sell EnSite Version 4.0 in the U.S.

Jim Bullock, President and CEO, stated that “the Company is completing its “end-of-life” production of EnSite Version 3.2, and following approval by the FDA, we will be prepared to switch our EnSite system production over to EnSite Version 4.0, as well as begin upgrading the EnSite Systems of those 85 customers globally who purchased extended warranties and hardware upgrades.  The approval and release of our new EnSite NavX technology will enable both new EnSite Systems, as well as currently installed EnSite Systems of customers who purchase an upgrade, to be used in conventional cardiac ablation procedures, thereby increasing the clinical utilization of these EnSite Systems.  Each EnSite NavX case also will use a disposable navigation patch kit that will give physicians the ability to reduce the amount of fluoroscopy they use during these conventional cardiac ablation procedures, as well as the option of using the ablation catheter of their choice to navigate and localize the areas of interest for delivering ablation therapy.”

Mr. Bullock further stated that “our U.S. field reorganization is complete, and we continue to see significant improvements in the effectiveness, efficiency, and accountability in our field sales and clinical organizations.  The number of EnSite cases performed during the third and fourth quarters of 2002 increased over 2001 and the first half of 2002 as we continued to focus on account-specific strategies to increase clinical use of the EnSite System.  We believe the success of these efforts is reflected by the fact that EnSite catheter unit sales in 2002 increased by 21.5% over 2001.  Equally as important, we were able to achieve this increased use of EnSite catheters while concurrently reducing our variable selling (travel) expenses during the third and fourth quarters, which gives us confidence that we will be able to effectively leverage our sales and field clinical support organization throughout 2003.”

                “On the product development front, we successfully completed further human trials of our ‘digital image fusion’ technology (EnSite DIF™)”, said Bullock.  “We also participated in several clinical research studies in Europe and Canada in which the EnSite system was used to identify optimal lead placements for bi-ventricular pacing devices to assist in improving the hemodynamic efficiency of patients with congestive heart failure (“CHF”).  The results from this very exciting clinical research are expected to be presented at the National Association of Pacing and Electrophysiology (NASPE) Conference in May.  The Company intends to actively pursue additional clinical research during 2003 whereby the EnSite System will be used to help electrophysiologists stratify CHF patients who are candidates to receive bi-ventricular pacing devices, as well as enable the more effective delivery of the therapy in an effort to improve the ‘responder rates’ for these CHF patients.”

Fourth Quarter 2002 Earnings Conference Call

January 28, 2003

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay through February 4, 2003

US/Canada: 1-800-642-1687

International: 1-706-645-9291

Conference ID: 5976130

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928 jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916 bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651)5236959bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Revenue	$6,116,619	$6,895,802	$26,265,155	$22,893,306

Cost of goods sold	2,041,680	2,652,778	9,472,886	9,241,039
Gross profit	4,074,939	4,243,024	16,792,269	13,652,267

Operating expenses:
Research and development	1,513,559	1,354,836	5,506,593	5,271,169
General and administrative	1,006,497	514,310	3,023,657	2,240,738
Sales and marketing	4,639,260	3,958,293	18,134,496	14,750,075
Operating loss	(3,084,377)	(1,584,415)	(9,872,477)	(8,609,715)

Other income (expense):
Interest income	3,156	86,519	68,258	318,208
Interest expense	(34,260)	(31,800)	(134,782)	(161,367)
Income tax expense	(3,507)	(2,194)	(22,454)	(26,169)
	(34,611)	52,525	(88,978)	130,672

Net loss for the period	$(3,118,988)	$(1,531,890)	$(9,961,455)	$(8,479,043)

Net loss per share — basic and diluted	$(0.19)	$(0.10)	$(0.61)	$(0.60)

Weighted average shares outstanding	16,578,630	14,832,416	16,324,066	14,211,318

Selected Balance Sheet Data

(Unaudited)

	December 31,	December 31,
	2002	2001

Cash and cash equivalents	$1,347,753	$4,550,059
Working capital	7,038,837	6,341,165
Total assets	17,864,065	15,797,007
Total liabilities	8,906,323	7,081,208
Stockholders’ equity	8,957,742	8,715,800